Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-183455 and 333-190088 on Form S-8 of our report dated March 18, 2013 (February 28, 2014 as to the effects of the related party transactions disclosed in Note 8 and February 27, 2015 as to the immaterial errors disclosed in Note 2), relating to the consolidated statements of operations, stockholders' equity (deficit), and cash flows of Tile Shop Holdings, Inc. and Subsidiaries for the year ended December 31, 2012 appearing in this Annual Report on Form 10-K of Tile Shop Holdings, Inc.

Deloitte & Touche LLP

/s/ Deloitte & Touche LLP

Minneapolis, MN

February 27, 2015